Penn Virginia Corporation

One Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact: James O. Idiaquez, Executive Vice President and Chief Financial Officer of Penn Virginia Corporation, 281-966-3861, or fax 281-966-3870.

PENN VIRGINIA ANNOUNCES $59.4 MILLION SALE OF NON-STRATEGIC PROPERTY

RADNOR, PA, January 3, 2001 -- Penn Virginia Corporation (NYSE: PVA) announced today that it closed the sale of non-strategic gas properties, located primarily in Kentucky and West Virginia, to Energy Corporation of America on December 29, 2000. The effective date of the sale was October 1, 2000. The properties were estimated to contain 70 billion cubic feet equivalent (Bcfe) of proved reserves and currently produce, net to the Company, seven million cubic feet per day. The purchaser paid Penn Virginia $59.4 million, subject to adjustments for production and expenses after October 1, preferential rights exercised by third parties and other customary closing adjustments. The Company applied the net proceeds received at closing to long-term debt.

Taking into consideration the loss of production associated with this property sale, and depending on the success of exploratory and development programs, production for 2001 is still expected to increase 5 to 15 percent from estimated 2000 levels of 11.9 Bcfe.

Penn Virginia President and Chief Executive Officer, A. James Dearlove, said, "With this sale completed, Penn Virginia starts 2001 with a strong balance sheet. We will aggressively pursue the development of our core assets in Appalachia and Mississippi. Our ambitious natural gas exploration efforts will continue and we will go on evaluating additional acquisition opportunities in both our oil and gas and coal royalty businesses."

Penn Virginia Corporation is an energy company engaged primarily in the exploration, development and production of oil and gas, leasing of mineral rights and collection of royalties. Penn Virginia is headquartered in Radnor, PA.

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This release includes forward-looking statements within the meaning of the federal securities laws with respect to development activities, capital expenditures, acquisitions and dispositions, drilling and exploration programs, expected commencement dates of coal mining or oil and gas production, projected quantities of future oil and gas production by Penn Virginia, projected quantities of future coal production by the Company's lessees producing coal from reserves leased from Penn Virginia, costs and expenditures as well as projected demand or supply for coal and oil and gas, which will affect sales levels, prices and royalties realized by Penn Virginia. Certain factors discussed herein and in the Company's filings with the Securities and Exchange Commission could cause actual results to differ from those in these forward-looking statements, and reference is made to such filings.